                                                                      EXHIBIT 99


NEWS RELEASE

From:                      Citizens First Bancorp, Inc.
Contact:                   Marshall J. Campbell
                           Chairman
Corporate Office:          525 Water Street
                           Port Huron, Michigan 48060
Telephone:                 (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                  ANNOUNCES EARNINGS FOR THREE AND NINE MONTHS
           ENDED SEPTEMBER 30, 2003 AND $0.09 PER SHARE CASH DIVIDEND


FOR IMMEDIATE RELEASE:

         PORT HURON, MICHIGAN, NOVEMBER 10, 2003. Citizens First Bancorp, Inc. (the "Company")(Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank"), today announced that it earned $2.99 million, or $0.38 per share, for the quarter ended September 30, 2003, as compared to net income of $3.02 million, or $0.38 per share, for the quarter ended September 30, 2002. Earnings for the nine months ended September 30, 2003 were $9.5 million, or $1.20 per share, an increase of 11.0% over the nine months ended September 30, 2002. The decrease in net income for the three-months was due to a decrease in net interest income due to lower market rates accompanied by an increase in noninterest expense due primarily to an increase in compensation and benefit expenses as a result of branch and department expansion and commissions for loan production along with an increase in the cost of stock-based benefit plans partially offset by increased noninterest income primarily from mortgage banking activities. The increase in net income for the nine-months was due to increased noninterest income primarily from mortgage banking activities partially offset by a decrease in net interest income due to lower market rates accompanied by an increase in noninterest expense due primarily to an increase in compensation and benefit expenses and professional expenses. The Company's book value per share at September 30, 2003 increased to $18.17 from $17.28 at December 31, 2002, an increase of 5.2%.

DIVIDENDS

         On November 3, 2003 the Company's Board of Directors declared a quarterly cash dividend of $0.09 per share. This represents an increase of $0.01, or 12.5%, over the September 2002 dividend. The dividend is expected to be paid on November 24, 2003 to stockholders of record on November 14, 2003.

FINANCIAL CONDITION

         Total assets increased $64.5 million, or 6.4%, from $1.0 billion at December 31, 2002 to $1.06 billion at September 30, 2003. Net loans increased $57.9 million, or 7.1%, to $877.0 million from $819.1 million at December 31, 2002. Investment securities decreased $3.6 million, or 3.6%, from $100.4 million at December 31, 2002 to $96.8 million at September 30, 2003 as those funds were used to fund loan growth. Cash and cash equivalents also increased $1.4 million, or 3.4% from $40.4 million at December 31, 2002 to $41.7 million at September 30, 2003. Premises and equipment increased $6.3


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million, or 42.2%, as a result of the purchase of land for branch expansion, furniture and fixtures and the completion of the new Wadhams facility and accrued interest and other assets increased $3.1 million to $17.7 million.

         Total liabilities increased $57.9 million to $909.9 million. Total deposits increased $55.7 million from $671.8 million at December 31, 2002 to $727.6 million at September 30, 2003. FHLB borrowings increased $288,000 to $173.3 million.

         Non-accrual loans increased $1.9 million, or 77.9%, to $4.3 million at September 30, 2003 from $2.41 million at December 31, 2002. Non-performing assets increased $2.3 million, or 82.1%, to $5.0 million at September 30, 2003, as compared to $2.77 million at December 31, 2002, due to a $1.4 million increase in non-accruing real estate loans, a $334,000 increase in consumer loans and a $93,000 increase in commercial loans all due to the slow economy. The allowance for loan losses was $11.7 million at September 30, 2003, or 1.32% of total loans and 273.1% of non-performing loans as compared to $11.0 million, or 1.33% of total loans and 459.07% of non-performing loans at December 31, 2002.

         Stockholders' equity increased $6.6 million from $148.2 million at December 31, 2002, to $154.8 million due to net income and an increase to unrealized gains on available for sale securities partially offset by the payment of dividends and the buyback of Company stock.

RESULTS OF OPERATIONS

         Net interest income before provision for loan losses decreased $694,000 from $9.2 million at September 30, 2002 to $8.5 million for the three months ended September 30, 2003 due primarily to lower overall interest rates on earning assets. Net interest income for the nine months ended September 30, 2003 decreased $1.7 million, or 6.3%, to $24.9 million from $26.6 million for the same period last year.

         Non-interest income increased $2.1 million to $3.6 million for the three months ended September 30, 2003 from $1.5 million for the three months ended September 30, 2002 primarily due to a $1.7 million increase in mortgage banking activities from $266,000 for the three months ended September 30, 2002 to $2.0 million for the three-month period ending September 30, 2003 due to an increase in the sale of fixed-rate residential loans to third parties. Non-interest income for the nine months ended September 30, 2003 increased $7.0 million, or 151.1%, from $4.6 million to $11.6 million also primarily due to increased income from mortgage banking activities.

         Non-interest expense increased $1.2 million, or 21.1%, to $7.1 million for the three months ended September 30, 2003 from $5.8 million for the three months ended September 30, 2002 primarily due to a $492,000, or 22.8%, increase in compensation and benefit expenses due to an increase in number of employees as a result of the completion of the Wadhams branch, increases in the commissions for lending personnel due to higher than normal lending volume and an increase in the cost of benefits primarily stock based benefit plans. Advertising, marketing and business promotion expenses increased $117,000, or 53.7%, professional expenses increased $127,000 due primarily to increased legal and accounting expenses due to additional costs related the pending acquisition of Metrobank and a $409,000 increase in other non-interest expenses, primarily outside service expenses as a result of the conversion to a modernized data processing and financial accounting system. Non-interest expense increased $3.5 million, or 20.0%, for the nine months ended September 30, 2003 primarily due to a $1.7 million, or 19.7%, increase in compensation and benefit expenses partially due to increases in staff as a result of new branch openings and an increase in commissions paid for increased loan production, a $505,000 increase in professional expenses primarily legal and auditing expenses as a result of changes required to comply with the Sarbanes-Oxley Act and cost associated with the pending acquisition of Metrobank, a $259,000


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increase in appraisal fees due to increased lending activity and a $784,000 increase in other non-interest expenses partially offset by a $164,000 decrease in data processing expense due to credits provided by the new vendor.

         Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 16 full service-banking offices in St. Clair, Sanilac, Huron and Lapeer counties.

         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



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                          CITIZENS FIRST BANCORP, INC.
                      RESULTS OF OPERATIONS (IN THOUSANDS):

                                              Unaudited
                                          For Quarter Ended
                                            September 30,
                                          2003         2002
                                         ------       ------
Net Interest Income                      $8,527       $9,221

Provision for Loan Losses                   360          289

Net Interest income after provision       8,167        8,932

Total Noninterest Income                  3,618        1,540
Total Noninterest Expense                 7,081        5,845
                                         ------       ------

Income before Income Taxes                4,704        4,627
Income Tax Expense                        1,718        1,610
                                         ------       ------
Net Income                               $2,986       $3,017
                                         ======       ======

Net Interest Margin                        3.45%        3.83%
Return on Average Assets                   1.14%        1.25%
Return on Average Equity                   7.88%        8.09%

Basic Earnings Per Share                 $ 0.38       $ 0.38
Diluted Earnings Per Share               $ 0.38       $ 0.38








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


                                           2003          2002
                                           ----          ----

Net Interest Income                      $24,894       $26,566

Provision for Loan Losses                  1,080           812

Net Interest income after provision       23,814        25,754

Total Noninterest Income                  11,560         4,603
Total Noninterest Expense                 20,785        17,318
                                         -------       -------

Income before Income Taxes                14,589        13,039
Income Tax Expense                         5,126         4,516
                                         -------       -------
Net Income                               $ 9,463       $ 8,523
                                         =======       =======

Net Interest Margin                         3.38%         3.83%
Return on Average Assets                    1.20%         1.18%
Return on Average Equity                    8.33%         7.62%

Basic Earnings Per Share                 $  1.20       $  1.04
Diluted Earnings Per Share               $  1.20       $  1.04




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                          CITIZENS FIRST BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET

                                       Unaudited
                                      September 30,    December 31,
                                         2003             2002
                                         ----             ----

Balance Sheet (in thousands):

Total Cash and Cash Equivalents        $   41,745      $   40,356
Securities Available for Sale              96,784         100,382
Loans held for sale                           909           1,557
Loans, Net                                877,072         819,136
Federal Home Loan Bank Stock                9,180           9,180
Accrued Interest and other assets          17,669          14,584
Premises and Equipment, net                21,319          14,989
                                       ----------      ----------
Total Assets                           $1,064,678      $1,000,184
                                       ==========      ==========

Deposits                               $  727,554      $  671,830
FHLB Advances                             173,291         173,003
Other                                       9,043           7,196

Total Liabilities                         909,888         852,029

Stockholders Equity                       154,790         148,155
                                       ----------      ----------
Total Liabilities and Equity           $1,064,678      $1,000,184
                                       ==========      ==========



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